UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2015

FAIRMOUNT SANTROL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change in Control Severance Plan

On December 10, 2015, the Compensation Committee of the Board (the “Committee”) adopted and approved an Executive Change in Control Severance Plan (the “CIC Plan”), as part of its ongoing review of the Company’s executive compensation program and to continue aligning the Company’s compensation program with market practices for a publicly held corporation. Executives selected by the Committee will be eligible to participate in the CIC Plan (each selected individual, a “Participant”), which includes each of our named executive officers as reflected in our filings with the Securities and Exchange Commission from time to time. The Committee adopted the CIC Plan to reflect market practice, create consistency across the Company’s compensation arrangements and formalize a severance policy for a group of the Company’s executives. Capitalized terms used in the description of the CIC Plan below that are not otherwise defined have the meanings ascribed to them in the CIC Plan.

The CIC Plan provides certain benefits if a Participant experiences a separation from service as a result of an involuntary termination of employment without Cause or resignation for Good Reason, in either case within (i) 24 months immediately following a Change in Control of the Company or (ii) the 60-day period before a Change in Control. If such events occur and a Participant has signed a general release of claims in favor of the Company and a non-competition/non-solicit agreement with the Company, the CIC Plan provides the following benefits to such Participant:

•	a lump sum payment equal to two times (three times in the case of the Company’s Chief Executive Officer) the sum of (i) the Participant’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the Change in Control) and (ii) the Participant’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the Change in Control);

•	a prorated annual bonus that the Participant would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days the Participant was employed during the year; and

•	an additional lump sum payment equal to the projected cost of the continuation of group health insurance coverage for the Participant and the Participant’s eligible dependents pursuant to COBRA.

If the severance payments under the CIC Plan would trigger an excise tax under Sections 280G and 4999 of the Internal Revenue Code, the severance payments would be reduced to a level at which the excise tax is not triggered, unless the Participant would receive a greater amount without such reduction after taking into account the excise tax and other federal and state taxes.

The CIC Plan has an initial term of three years and will renew for additional one-year periods unless terminated by the Company. The CIC Plan may not, however, be terminated or expire during the two-year period following a Change in Control.

The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the CIC Plan, a copy of which is attached hereto and filed herewith as Exhibit 10.1.

Omnibus Amendments to Award Agreements

The Committee also approved omnibus amendments to outstanding stock option agreements and restricted stock unit agreements granted under the Company’s 2014 Long-Term Incentive Plan (the “Equity Plan”). After a review of the terms of the Company’s equity awards in light of general market practices, the Committee amended the outstanding award agreements to further align them with the market.

The omnibus amendments provide for the following:

•	Stock Options – all outstanding stock options granted under the Equity Plan will continue to vest following the optionholder’s Retirement (which is a voluntary termination of employment after attaining age 55 and providing at least 10 years of service). If an optionholder retires, he or she will be able to exercise the option for the remaining original term of the option. In addition, under the omnibus amendment, if an optionholder dies or becomes disabled, any portion of the option that would have vested during the one-year period following such death or disability will vest and become exercisable.

•	Restricted Stock Units – following a grantee’s Retirement, any restricted stock units that would have vested during the one-year period following his or her Retirement will continue to vest and pay out as if he or she remained employed until the vesting date. In addition, if the grantee dies or becomes disabled, any restricted stock units that would have vested during the one-year period following such death or disability will vest and pay out within 45 days of such death or disability.

The foregoing description of the omnibus amendments does not purport to be complete and is qualified in its entirety by reference to the Omnibus Amendment to Stock Option Agreements under FMSA Holdings, Inc. 2014 Long Term Incentive Plan and the Omnibus Amendment to Restricted Stock Units under the FMSA Holdings, Inc. 2014 Long Term Incentive Plan, a copy of which is attached hereto and filed herewith as Exhibit 10.2 and Exhibit 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Change in Control Severance Plan

10.2	Omnibus Amendment to Outstanding Stock Option Agreements under FMSA Holdings, Inc. 2014 Long Term Incentive Plan

10.3	Omnibus Amendment to Outstanding Restricted Stock Unit Agreements under FMSA Holdings, Inc. 2014 Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairmount Santrol Holdings Inc.
(Registrant)

Date December 16, 2015	/s/ Mark E. Barrus
Mark E. Barrus Interim Chief Financial Officer and Vice President of Accounting and Controls

Exhibit Index

Exhibit Number	Description

10.1	Executive Change in Control Severance Plan

10.2	Omnibus Amendment to Outstanding Stock Option Agreements under FMSA Holdings, Inc. 2014 Long Term Incentive Plan

10.3	Omnibus Amendment to Outstanding Restricted Stock Unit Agreements under FMSA Holdings, Inc. 2014 Long Term Incentive Plan